Exhibit 99.(h)(5)

Mercer Funds

99 High Street
Boston, MA 02110

August 1, 2025

Mercer Investments LLC
99 High Street
Boston, MA 02110

Ladies and Gentlemen:

Each of the funds listed on Schedule A hereto (each a “Fund” and, collectively, the “Funds”) is a series of the Mercer Funds, a Delaware statutory trust (the “Trust”). The Trust wishes, pursuant to the terms of this Agreement, to set forth the understanding between the Trust and Mercer Investments LLC (formerly known as Mercer Investment Management, Inc.) (the “Advisor”) with respect to the agreement of the Advisor to waive certain investment management fees payable to it by the Funds as follows:

RECITALS

WHEREAS, the Advisor has been retained to act as investment manager pursuant to an Investment Management Agreement, dated July 1, 2014, as amended from time to time, entered into by the Advisor with the Trust, on behalf of the Funds (the “Management Agreement”);

WHEREAS, the Management Agreement permits the Advisor, subject to the supervision and control of the Trust’s Board of Trustees, to select new or additional subadvisors for each Fund (the “Subadvisors”), subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Advisor has undertaken to pay the Subadvisors for the services provided to the Funds for the management of their allocated portions of the Funds for which they provide subadvisory services; and

WHEREAS, the Advisor desires to waive the management fees payable to it under the Management Agreement, subject to such terms as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the Advisor hereby agrees as follows:

1. The Advisor agrees that it will waive any portion of the investment management fee to which it is entitled under the Management Agreement with respect to a Fund that exceeds the aggregate amount of the subadvisory fees that the Advisor is required to pay to the Fund’s Subadvisors for the management of their allocated portions of the subject Fund. This waiver shall apply on a Fund-by-Fund basis and amounts waived with respect to one Fund shall have no bearing on whether amounts shall be waived with respect to another Fund.

2. For the avoidance of any doubt, none of the investment management fees waived by the Advisor pursuant to this Agreement are subject to reimbursement by the Funds to the Advisor.

3. This Agreement is effective as of the date above and will remain in effect through July 31, 2026, and will continue in effect thereafter for subsequent one-year periods unless sooner terminated as provided for in Paragraph 4.

4. This Agreement shall terminate automatically upon the termination of the Management Agreement with respect to a Fund. This Agreement may be terminated by the Trust for any reason at any time. This Agreement may not be terminated by the Advisor during any one-year contractual term without the consent of the Board of Trustees of the Trust. The Advisor may terminate this Agreement without the consent of the Board of Trustees of the Trust by providing prior written notice of such termination to the Trust at least sixty (60) days’ prior to the end of the one-year period for a Fund.

5. The Advisor agrees and understands that it shall look only to the assets of the applicable Fund for performance of this Agreement and for payment of any claim it may have hereunder, and neither any other series of the Trust, nor any of the Trust’s Trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefore.

6. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except: (a) Paragraph 5 shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware; and (b) insofar as the 1940 Act, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

MERCER FUNDS

By:	/s/ Barry Vallan
Name:	Barry Vallan
Title:	Vice President, Treasurer and Chief Financial Officer

The foregoing Agreement is hereby

Accepted and made Effective as of August 1, 2025

MERCER INVESTMENTS LLC

By:	/s/ Larry Vasquez
Name:	Larry Vasquez
Title:	Vice President

Schedule A

Effective August 1, 2025

Mercer US Small/Mid Cap Equity Fund
Mercer Non-US Core Equity Fund
Mercer Emerging Markets Equity Fund
Mercer Core Fixed Income Fund
Mercer Opportunistic Fixed Income Fund
Mercer Short Duration Fixed Income Fund

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